Exhibit 99

PRESS RELEASE

For Release:	May 1, 2019
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2019 FIRST QUARTER RESULTS

Manistique, Michigan – Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2019 first quarter net income of $3.17 million, or $.30 per share, compared to 2018 first quarter net income of $1.54 million, or $.24 per share.  The 2018 first quarter results included expenses related to the acquisition of First Federal of Northern Michigan (“FFNM”), which had an after-tax impact of $200 thousand on earnings.  Adjusted net income (net of transaction related and other one-time expenses) for the first quarter of 2018 was $1.74 million or $.28 per share.  First quarter 2019 net income compared to 2018 adjusted net income increased by $1.43 million, or 82%.

Weighted average shares outstanding for the first quarter 2019 were 10,720,127 compared to 6,304,203 for the same period of 2018.  The Corporation issued 2,146,378 new shares for the FFNM purchase in May 2018 and issued an additional 2,225,807 shares related to the common stock offering completed in June 2018.

Total assets of the Corporation at March 31, 2019 were $1.32 billion, compared to $983.93 million at March 31, 2018.  Shareholders’ equity at March 31, 2019 totaled $154.75 million, compared to $81.86 million at March 31, 2018.  Book value per share outstanding equated to $14.41 at the end of the first quarter 2019 compared to $12.93 per share outstanding a year ago.  Tangible book value at quarter-end was $129.97 million or $12.10 per share outstanding compared to $74.30 million or $11.73 per share at the end of the first quarter 2018.

Additional notes:

•                  mBank, the Corporation’s primary asset, recorded net income of $3.46 million for the first quarter of 2019, compared to $2.05 million for the same period of 2018, equating to an increase of $1.41 million or 69%. The increase in net income equated to an improvement in Return on Average Assets at the bank from .85% in first quarter 2018 to 1.06% in the first quarter of 2019.

•                  Reliance on higher-cost brokered deposits continues to decrease significantly from $191.46, million or 23.73% of total deposits at the end of the first quarter 2018, to $136.76 million, or 12.46% of total deposits at year-end 2018 to a first quarter 2019 balance of $119.18, million or 10.86% of total deposits.

•                  Total core bank deposits increased $17.29 million in the first quarter of 2019 through more proactive sales activity in the treasury management line of business and increased marketing efforts in key retail markets.

•                  New loan production of $81.4 million in the first quarter of 2019, compared to $44.9 million in 2018 first quarter.

•                  First quarter 2019 net interest margin remains strong at 4.55%.  Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.37%.

•                  mBank was awarded the 2018 Diversity Community Lender of the Year award from the U.S. Small Business Administration of Michigan for its continued work and commitment to using government sponsored loan programs to provide funding to local businesses and provide the capital they need to grow and strengthen communities. mBank was selected based on superior support provided to advance diverse participation among small businesses from historically underrepresented groups including minorities, women, and veterans.  Community activities were also considered in the selection process.

Revenue

Total revenue of the Corporation for first quarter 2019 was $16.95 million compared to $11.67 million for the first quarter of 2018.  Total interest income for the first three months of 2019 was $15.83 million compared to $11.06 million for the same period in 2018. The 2019 first quarter interest income included accretive yield of $526 thousand from combined credit mark accretion associated with acquisitions compared to $204 thousand in the same period of 2018.

Loan Production and Portfolio Mix

Total balance sheet loans at March 31, 2019 were $1.05 billion compared to March 31, 2018 balances of $812.44 million.  Total loans under management reside at $1.38 billion, which includes $329.87 million of service retained loans.  Overall loan production for the first three months of 2019 was $81.4 million compared to $44.9 million in the first quarter 2018, an increase of $36.5 million, or 80.9%.  Increased production was evident in all lines of business and across the entire market footprint.  As illustrated in the chart below, first quarter production levels were similar to historical production levels in our busier seasonal months.

Payoff activity, outside of normal amortization, continued to somewhat constrain portfolio growth and was elevated once again in the first quarter with $27.9 million of total commercial credits paid off ahead of scheduled maturity. Out of this $27.9 million, approximately $10 million resulted from collateral divestments by various borrowers, and another  $8.2 million in client relationships were refinanced into real estate investment trusts at pricing and structure terms that the Corporation does not offer within our traditional bank lending guidelines.

As noted in the charts below, the loan portfolio remains well balanced between fixed and variable rate loans and diversified in terms of geography.   This prudent diversification should help mitigate both interest rate risk and concentration risk should the current elongated good credit cycle outlook begin to turn bearish in light of any adverse national market economic conditions that may arise.

Commenting on new loan production and overall lending activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “Overall loan production increased significantly throughout the first quarter and outpaced last year’s totals by $36 million during the seasonally slowest origination period of the year. Additional markets and the full integration of the new lending teams from the two acquisitions last year provided positive impact to these totals, as expected.   Further, secondary market mortgage activity has been significantly augmented by our larger bank platform and the market expansion in 2018 appears to be positively tempering some seasonality in that specific business line. The first quarter has also provided for a strong pipeline of commercial loan transactions that we expect will close and fund in the second quarter, which are some larger lines of credit and construction loans that will take a period of time to fully draw throughout the year.”

“We continue to monitor payoff activity on the commercial side given the continued competitive pressure for loans from all types of lending conduits.  We will stay true to our underwriting and pricing discipline and not stretch to keep credits on the books that could negatively impact our balance sheet long term. In addition, we are very proud of our continued focus on building our communities through providing capital to small businesses and supporting them through a variety of resources. This commitment remains a cornerstone of our culture and was rewarded by the Small Business Administration (SBA), which recognized the bank with the Diversity Community Lender of the Year Award for 2018. Our commercial lenders do a great job of looking for opportunities to use the various programs from the SBA and other governmental agencies, which are so important in communities such as ours to help augment lending terms for businesses and provide the capital necessary for job creation and economic growth throughout our local markets.”

Credit Quality

Nonperforming loans totaled $5.59 million, or .53% of total loans at March 31, 2019 compared to $4.34 million, or .53% of total loans at March 31, 2018. Total loan delinquencies greater than 30 days resided at a nominal .95%, compared to .69% in 2018.  The Nonperforming assets to total assets ratio resided at .57% for first quarter of 2019 compared to .70% for the first quarter of 2018.

Commenting on overall credit risk, Mr. George stated, “As expected, we have normalized the slight increase in our non-performing and problem loan credit ratios that occurred in 2018 following the FFNM and Lincoln acquisitions. We have seen no signs of any adverse systemic issues in terms of increased payment period times for legacy clients or material deterioration in commercial client financial statements in any of our core industries in which we lend. We also carry a very low level of

Other Real Estate Owned, limiting expenses and time and expense in resolution of those properties. Purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion levels which should continue into 2019.”

Margin Analysis and Funding

Net interest income for first quarter 2019 was $13.24 million, resulting in a Net Interest Margin (NIM) of 4.55% compared to $9.31 million in the first quarter 2018 and a NIM of 4.19%.  Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.37% for the first quarter 2019.  Comparatively, net interest income for the fourth quarter of 2018 resided at $13.79 million, a NIM of 4.64%, and core NIM of 4.32%.  As illustrated in the chart below, while total Net Interest Margin decreased slightly quarter-over-quarter, the decrease resulted from $420 thousand less in purchase accounting interest income (accretion) from acquired loans.  This decrease consisted of a $155 thousand decrease in performing accretion, which is following its expected schedule and a $265 thousand decrease in non-performing accretion, which is less predictable as to when it will be recognized.

Total bank deposits (excluding brokered deposits) have increased by $362.73 million year-over-year from $615.34 million at March 31, 2018 to $978.07 million at first quarter-end 2019.  Total brokered deposits have decreased significantly and were $119.18 million at March 31, 2019 compared to $191.46 million at March 31, 2018, a decrease of 38%.  FHLB (Federal Home Loan Bank) borrowings were also reduced from $60 million at the end of the first quarter 2018 to $47 million at the end of the first quarter 2019.

Mr. George stated, “Core bank deposits have increased significantly year-over-year as a result of both our 2018 acquisition activity and strong deposit gathering efforts in our branches and by our treasury management team.  Our bank deposits are up $17 million since year end 2018 and have allowed for an additonal $17 million reduction in higher cost brokered deposits over the course of the first quarter. With continued focus and progress, we have significantly lessened our reliance on wholesale funding while maintaining a strong liquidity position.  Our focus on new core deposit procurement remains a key initiative for 2019 as we look to continue to wind down our wholesale funding sources through continued aggressive marketing and business development initiatives in our higher volume markets.”

Noninterest Income / Expense

First quarter 2019 Noninterest Income was $1.12 million compared to $614 thousand for the same period of 2018.  The significant year-over year improvement is a combination of the scale provided by the two 2018 acquisitions as well as continued focus on drivers of noninterest income, including secondary market mortgage and SBA sales. Noninterest Expense for the first quarter of 2019 was $10.24 million compared to $7.93 million for the same period of 2018.  The expense variance from 2018 was heavily impacted by the additional expense related to the larger bank platform following the FFNM and Lincoln transactions, including additional salary, benefits and occupancy costs as well as some transaction related expenses.  For comparison purposes, noninterest expense remains slightly improved quarter-over-quarter with the fourth quarter of 2018 equating to $10.68 million.

Assets and Capital

Total assets of the Corporation at March 31, 2019 were $1.32 billion, compared to $983.93 million at March 31, 2018.  Shareholders’ equity at March 31, 2019 totaled $154.75 million compared to $81.86 million at March 31, 2018.  Book value per share outstanding equated to $14.41 at the end of the first quarter 2019 compared to $12.93 per share outstanding a year ago.  Tangible book value at quarter-end was $129.97 million or $12.10 per share outstanding compared to $74.30 million, or $11.73 per share, at the end of the first quarter 2018.   Both the common stock offering and the acquisitions had positive impacts on the Corporation’s overall capitalization and regulatory capital ratios. Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 12.79% and 12.58% and tier 1 capital to total tier 1 average assets at the Corporation of 9.54% and at the bank of 9.44%.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “We believe that the first quarter of 2019 reflects the positive impact of our 2018 acquisitions and organic growth efforts with an improved balance sheet and higher bottom line net income levels. We reviewed several external opportunities for acquisition later in 2018 and in the first quarter of this year, but pricing levels were too high.  We will continue to be receptive to acquisitions with sound economics as we focus on organic growth, credit trends and operating efficiencies in 2019.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.3 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Quarter Ending	Year Ending	Quarter Ending
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2019	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,316,996	$1,318,040	$983,929
Loans	1,045,428	1,038,864	812,441
Investment securities	113,460	116,748	73,902
Deposits	1,097,248	1,097,537	806,797
Borrowings	53,658	60,441	90,002
Shareholders’ equity	154,746	152,069	81,857

Selected Statements of Income Data:
Net interest income	$13,236	$47,130	$9,309
Income before taxes	4,009	10,593	1,945
Net income	3,167	8,367	1,537
Income per common share - Basic	.30	.94	.24
Income per common share - Diluted	.30	.94	.24
Weighted average shares outstanding - Basic	10,720,127	8,891,967	6,304,203
Weighted average shares outstanding- Diluted	10,723,921	8,921,658	6,330,210

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.55%	4.44%	4.19%
Efficiency ratio	70.81	77.70	79.25
Return on average assets	.97	.71	.63
Return on average equity	8.36	6.94	7.61

Average total assets	$1,320,080	$1,177,455	$982,679
Average total shareholders’ equity	153,689	120,478	81,894
Average loans to average deposits ratio	95.10%	97.75%	100.70%

Common Share Data at end of period:
Market price per common share	$15.74	$13.65	$16.25
Book value per common share	14.41	14.20	12.93
Tangible book value per share	12.10	11.61	11.73
Dividends paid per share, annualized	.480	.480	.480
Common shares outstanding	10,740,712	10,712,745	6,332,560

Other Data at end of period:
Allowance for loan losses	$5,154	$5,183	$5,101
Non-performing assets	$7,549	$8,196	$6,868
Allowance for loan losses to total loans	.49%	.50%	.63%
Non-performing assets to total assets	.57%	.62%	.70%
Texas ratio	5.59%	6.33%	6.87%

Number of:
Branch locations	29	29	23
FTE Employees	305	288	227

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31
	2019	2018	2018
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$55,923	$64,151	$40,411
Federal funds sold	1,040	6	16
Cash and cash equivalents	56,963	64,157	40,427

Interest-bearing deposits in other financial institutions	12,712	13,452	11,391
Securities available for sale	113,460	116,748	73,902
Federal Home Loan Bank stock	4,924	4,924	3,112

Loans:
Commercial	732,678	717,032	579,718
Mortgage	293,126	301,461	215,804
Consumer	19,624	20,371	16,919
Total Loans	1,045,428	1,038,864	812,441
Allowance for loan losses	(5,154)	(5,183)	(5,101)
Net loans	1,040,274	1,033,681	807,340

Premises and equipment	23,479	22,783	16,329
Other real estate held for sale	1,961	3,119	2,526
Deferred tax asset	6,906	5,763	4,674
Deposit based intangibles	5,549	5,720	1,860
Goodwill	19,224	22,024	5,694
Other assets	31,544	25,669	16,674

TOTAL ASSETS	$1,316,996	$1,318,040	$983,929

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$245,201	$241,556	$143,129
NOW, money market, interest checking	363,753	368,890	260,051
Savings	110,978	111,358	63,867
CDs<$250,000	245,427	225,236	135,554
CDs>$250,000	12,706	13,737	12,738
Brokered	119,183	136,760	191,458
Total deposits	1,097,248	1,097,537	806,797

Federal funds purchased	6,780	2,905	10,000
Borrowings	46,878	57,536	80,002
Other liabilities	11,344	7,993	5,273
Total liabilities	1,162,250	1,165,971	902,072

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,740,712; 10,712,745 and 6,332,560 respectively	129,204	129,066	62,080
Retained earnings	25,347	23,466	20,493
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	413	(245)	(495)
Minimum pension liability	(218)	(218)	(221)
Total shareholders’ equity	154,746	152,069	81,857

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,316,996	$1,318,040	$983,929

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$14,595	$10,390
Tax-exempt	47	25
Interest on securities:
Taxable	703	372
Tax-exempt	98	69
Other interest income	385	199
Total interest income	15,828	11,055

INTEREST EXPENSE:
Deposits	2,354	1,236
Borrowings	238	510
Total interest expense	2,592	1,746

Net interest income	13,236	9,309
Provision for loan losses	100	50
Net interest income after provision for loan losses	13,136	9,259

OTHER INCOME:
Deposit service fees	406	269
Income from loans sold on the secondary market	312	177
SBA/USDA loan sale gains	125	51
Mortgage servicing amortization	(8)	(8)
Other	282	125
Total other income	1,117	614

OTHER EXPENSE:
Salaries and employee benefits	5,435	4,154
Occupancy	1,081	811
Furniture and equipment	718	531
Data processing	709	504
Advertising	309	195
Professional service fees	434	304
Loan origination expenses and deposit and card related fees	179	126
Writedowns and losses on other real estate held for sale	28	26
FDIC insurance assessment	134	156
Communications expense	228	155
Transaction related expenses	—	189
Other	989	777
Total other expenses	10,244	7,928

Income before provision for income taxes	4,009	1,945
Provision for income taxes	842	408

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,167	$1,537

INCOME PER COMMON SHARE:
Basic	$.30	$.24
Diluted	$.30	$.24

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	March 31,	December 31,	March 31,
	2018	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$147,752	$150,251	$118,458
Hospitality and tourism	85,604	77,598	75,046
Lessors of residential buildings	46,702	50,204	33,127
Gasoline stations and convenience stores	24,663	24,189	21,771
Logging	21,073	20,860	16,628
Commercial construction	33,118	29,765	8,004
Other	373,766	364,165	306,684
Total Commercial Loans	732,678	717,032	579,718

1-4 family residential real estate	281,104	286,908	204,542
Consumer	19,624	20,371	16,919
Consumer construction	12,022	14,553	11,262

Total Loans	$1,045,428	$1,038,864	$812,441

Credit Quality (at end of period):

	March 31,	December 31,	March 31,
	2018	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$5,588	$5,054	$4,165
Loans past due 90 days or more	—	23	—
Restructured loans	—	—	177
Total nonperforming loans	5,588	5,077	4,342
Other real estate owned	1,961	3,119	2,526
Total nonperforming assets	$7,549	$8,196	$6,868
Nonperforming loans as a % of loans	.53%	.49%	.53%
Nonperforming assets as a % of assets	.57%	.62%	.70%
Reserve for Loan Losses:
At period end	$5,154	$5,183	$5,101
As a % of average loans	.49%	.50%	.63%
As a % of nonperforming loans	92.23%	102.09%	117.48%
As a % of nonaccrual loans	92.23%	102.55%	122.47%
Texas Ratio	5.59%	6.33%	6.87%

Charge-off Information (year to date):
Average loans	$1,046,740	$941,221	$810,688
Net charge-offs (recoveries)	$129	$396	$28
Charge-offs as a % of average loans, annualized	.05%	.04%	.01%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	March 31,	December 31	September 30,	June 30	March 31
	2019	2018	2018	2018	2018
BALANCE SHEET (Dollars in thousands)

Total loans	$1,045,428	$1,038,864	$993,808	$1,003,377	$812,441
Allowance for loan losses	(5,154)	(5,183)	(5,186)	(5,141)	(5,101)
Total loans, net	1,040,274	1,033,681	988,622	998,236	807,340
Total assets	1,316,996	1,318,040	1,254,335	1,274,095	983,929
Core deposits	965,359	947,040	885,988	844,894	602,601
Noncore deposits	131,889	150,497	142,070	170,607	204,196
Total deposits	1,097,248	1,097,537	1,028,058	1,015,501	806,797
Total borrowings	53,678	60,441	69,216	91,747	90,002
Total shareholders’ equity	154,746	152,069	149,367	148,867	81,857
Total tangible equity	129,973	124,325	124,605	123,974	74,303
Total shares outstanding	10,740,712	10,712,745	10,712,745	10,712,745	6,332,560
Weighted average shares outstanding	10,720,127	10,712,745	10,712,745	7,769,720	6,304,203

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,320,080	$1,320,996	$1,284,068	$1,117,188	$982,679
Loans	1,046,740	1,043,409	1,001,763	905,802	810,688
Deposits	1,099,644	1,087,174	1,042,004	913,220	805,092
Equity	153,689	149,241	149,202	100,518	81,894

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,236	$13,795	$13,214	$10,813	$9,309
Provision for loan losses	100	300	50	100	50
Net interest income after provision	13,136	13,495	13,164	10,713	9,259
Total noninterest income	1,117	1,443	1,343	863	614
Total noninterest expense	10,244	10,678	10,618	11,077	7,928
Income before taxes	4,009	4,260	3,889	499	1,945
Provision for income taxes	842	895	820	103	408
Net income available to common shareholders	$3,167	$3,365	$3,069	$396	$1,537
Income pre-tax, pre-provision	$4,109	$4,560	$3,939	$599	$1,995

PER SHARE DATA

Earnings per common share	$.30	$.31	$.29	$.05	$.24
Book value per common share	14.41	14.20	13.94	13.90	12.93
Tangible book value per share	12.10	11.61	11.63	11.57	11.73
Market value, closing price	15.74	13.65	16.20	16.58	16.25
Dividends per share	.120	.120	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.53%	.49%	.46%	.50%	.53%
Nonperforming assets/total assets	.57	.62	.53	.59	.70
Allowance for loan losses/total loans	.49	.50	.52	.51	.63
Allowance for loan losses/nonperforming loans	92.23	102.09	114.58	102.31	117.48
Texas ratio	5.59	6.33	5.14	5.80	6.87

PROFITABILITY RATIOS

Return on average assets	.97%	1.01%	.95%	.14%	.63%
Return on average equity	8.36	8.95	8.16	1.58	7.61
Net interest margin	4.55	4.64	4.60	4.26	4.19
Average loans/average deposits	95.10	95.97	96.14	99.19	100.70

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.54%	9.24%	9.51%	9.39%	7.25%
Tier 1 capital to risk weighted assets	12.28	11.95	12.62	11.87	8.79
Total capital to risk weighted assets	12.79	12.47	13.17	12.39	9.43
Average equity/average assets (for the quarter)	11.64	11.30	11.62	9.00	8.33
Tangible equity/tangible assets (at quarter end)	10.06	9.64	10.13	9.92	7.62